As filed with the U.S. Securities and Exchange Commission on December 30, 2020.

Registration No. 333-251772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Thoma Bravo Advantage

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1566321
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 N. Riverside Plaza, Suite 2800

Chicago, Illinois 60606

Tel: (312) 254-3300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven Schwab, Esq.

150 N. Riverside Plaza, Suite 2800

Chicago, Illinois 60606

Tel: (312) 254-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Fraidin, Esq. Gregory P. Patti, Jr., Esq. Cadwalader, Wickersham & Taft LLP 200 Liberty Street New York, New York 10281 (212) 504-6000	Ian D. Schuman, Esq. Erika L. Weinberg, Esq. Ryan J. Maierson, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-fifth of a redeemable Warrant to acquire one Class A ordinary share(2)	100,000,000 units	$10.00	$1,000,000,000	$109,100.00
Class A ordinary shares included as part of the Units(3)	100,000,000 shares	—	—	—(4)
Redeemable warrants to acquire one Class A ordinary share included as part of the Units(3)	20,000,000 warrants	—	—	—(4)
Total			$1,000,000,000	$109,100.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes 10,000,000 Units, consisting of 10,000,000 Class A ordinary shares and 2,000,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Thoma Bravo Advantage is filing this Amendment No. 1 to its registration statement on Form S-1 (File No. 333-251772) to file exhibits to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC and FINRA expenses	$285,919
Accounting fees and expenses	30,000
Printing and engraving expenses	35,000
Legal fees and expenses	350,000
NYSE listing and filing fees	85,000
Director & Officers liability insurance premiums(1)	200,000
Miscellaneous	14,081

Total	$1,000,000

(1)	This amount represents the approximate amount of annual director and officer liability insurance premiums the Registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On November 11, 2020, Thoma Bravo Advantage Sponsor LLC, our sponsor, paid $25,000 or approximately $0.0009 per share, to cover for certain offering costs in consideration for 28,750,000 shares of our Class B ordinary shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On November 18, 2020, our

sponsor surrender 25,875,000 of such shares to our company for no value. On December 22, 2020, we effected a share capitalization of 22,125,000 shares of our Class B ordinary shares to our sponsor, resulting in a price per share of $0.001 for the 25,000,000 Class B ordinary shares held by our sponsor immediately following such issuance.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of Thoma Bravo Advantage Sponsor, LLC is to act as our company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to a written agreement, to purchase 14,666,667 warrants (or 16,000,000 warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per warrant in a private placement to occur concurrently with the closing of this offering for an aggregate purchase price of $22,000,000 (or $24,000,000 if the over-allotment option is exercised in full) that will close simultaneously with the closing of this offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

1.1		Form of Underwriting Agreement.

3.1		Memorandum and Articles of Association.

3.2		Form of Amended and Restated Memorandum and Articles of Association.

4.1		Specimen Unit Certificate.

4.2		Specimen Ordinary Share Certificate.

4.3		Specimen Warrant Certificate.

4.4		Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

5.1	**	Opinion of Cadwalader, Wickersham & Taft LLP.

5.2	**	Opinion of Maples and Calder, Cayman Islands Legal Counsel to the Registrant.

10.1		Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.

10.2		Form of Registration Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.

10.3		Form of Private Placement Warrant Purchase Agreement between the Registrant and the Sponsor.

10.4		Form of Indemnity Agreement.

10.5		Form of Administrative Services Agreement between the Registrant and the Sponsor.

10.6		Amended and Restated Promissory Note, dated as of December 21, 2020, issued to the Sponsor.

10.7		Securities Subscription Agreement, dated November 6, 2020, between the Registrant and the Sponsor.

10.8		Form of Letter Agreement between the Registrant, the Sponsor and each director and officer of the Registrant.

23.1	*	Consent of WithumSmith+Brown, PC.

23.2	**	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.1).

23.3	**	Consent of Maples and Calder (included in Exhibit 5.2).

99.1		Consent of Les Brun.

99.2		Consent of Cam McMartin.

99.3		Consent of Pierre Naudé.

*	Previously filed.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of December, 2020.

Thoma Bravo Advantage

By:	/s/ Robert Sayle
Name: Robert Sayle Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Robert Sayle Robert Sayle	Chief Executive Officer	December 30, 2020

/s/ Amy Coleman Redenbaugh Amy Coleman Redenbaugh	Chief Financial Officer	December 30, 2020